Exhibit 3.1(a)(2)

CERTIFICATE OF AMENDMENT

TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TARGACEPT, INC.

TARGACEPT, INC., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. That the Board of Directors of the Corporation has duly adopted the following resolution:

“RESOLVED that the Board hereby declares it advisable and in the best interest of the Corporation to amend its Third Amended and Restated Certificate of Incorporation, as amended, in accordance with Section 242(b) of the DGCL by deleting the first paragraph of Article FOURTH, Section A in its entirety and replacing it with the following (leaving the second paragraph unchanged) (the “Amendment”):

“A. The number of shares that the corporation is authorized to issue is One Hundred Sixteen Million, Three Hundred Nine Thousand, Five Hundred Thirty-Two (116,309,532), of which: (1) Twenty-Three Million (23,000,000) shares shall be designated as Common Stock, $0.001 par value per share (“Common Stock”); and (2) Ninety-Three Million, Three Hundred Nine Thousand, Five Hundred Thirty-Two (93,309,532) shares shall be designated as Preferred Stock, $0.001 par value per share (“Preferred Stock”). Of the Preferred Stock, (i) Five Million (5,000,000) shares shall be designated Series A Convertible Preferred Stock (“Series A Preferred”), (ii) Six Million, Five Hundred Sixty-Seven Thousand, Five Hundred Sixty-Seven (6,567,567) shares shall be designated Series B Convertible Preferred Stock (“Series B Preferred”) and (iii) Eighty-One Million, Seven Hundred Forty-One Thousand, Nine Hundred Sixty-Five (81,741,965) shares shall be designated Series C Convertible Preferred Stock (“Series C Preferred”). Each of Series A Preferred, Series B Preferred and Series C Preferred may be referred to herein individually as a “Preferred Series.”“

2. That this Certificate of Amendment will become effective at 3:00 p.m. eastern time (the “Effective Time”) on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

3. That this Certificate of Amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. That the capital of the Corporation will not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, TARGACEPT, INC., has caused this Certificate of Amendment to be executed by J. Donald deBethizy, its President and Chief Executive Officer, this 3rd day of April 2006.

TARGACEPT, INC.

By:	/s/ J. Donald deBethizy
J. Donald deBethizy
President and CEO

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